UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2008

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9, Newport, New Hampshire 03773

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

Executive Salary Continuation Agreements. On February 14, 2008, the Board of Directors of New Hampshire Thrift Bancshares, Inc. and Lake Sunapee Bank, FSB entered into Salary Continuation Agreements with Messrs. Ensign and Theroux and three other officers of Lake Sunapee Bank, FSB (collectively, the “SCAs”). The SCAs provide for payments of $50,000 per year to Mr. Ensign and $40,000 per year to Mr. Theroux for life payable in monthly installments upon each executive’s retirement after attainment of age 65. The SCAs also provide for an early termination benefit in lump sum upon any termination of service of an executive with the lump sum amount being equal to the amount accrued as a liability under the SCA for accounting purposes as of the date of termination. In addition, in the event of a change in control the executive is treated as being fully vested for purposes of benefit payments.

The SCAs are unfunded, non-qualified plans that provide for payments to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, or other termination of service. The SCAs are intended to comply with, and will be administered in order to comply with, section 409A of the Internal Revenue Code of 1986 and regulations or other guidance of the Internal Revenue Service published thereunder.

The form of SCA is filed herewith as Exhibit 10.14.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.14	Form of Executive Salary Continuation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen W. Ensign
Name:	Stephen W. Ensign
Title:	Chairman, President and Chief Executive Officer

Date: February 21, 2008

EXHIBIT INDEX

Exhibit	Description
10.14	Form of Salary Continuation Agreement